Exhibit 99.1
Orbitz Worldwide Appoints William Cobb to Board of Directors
Chicago, IL – July 7, 2008 — Orbitz Worldwide (NYSE: OWW), a leading global online travel company, today announced the appointment of William Cobb to its board of directors. Mr. Cobb has also been appointed to serve as a member of the audit and compensation committees of the board.
Mr. Cobb most recently served as the president of eBay North America. Since 2000, Mr. Cobb has held several senior management positions at eBay Inc., including senior vice president and general manager of eBay International and senior vice president of global marketing. He previously held a number of key positions at PepsiCo within its Tricon Global Restaurants1 (now known as YUM! Brands, Inc.), Frito Lay and Pepsi-Cola divisions.
“The appointment of Bill Cobb to the board of directors exemplifies our commitment to finding the most qualified and experienced leadership that will continue to provide guidance to the management at Orbitz Worldwide,” said Jeff Clarke, chairman, Orbitz Worldwide. “His extensive experience within the Internet sector will bolster the capabilities of our already very talented board.”
“Orbitz Worldwide will benefit from Bill’s experience, characterized by his success in marketing, management and business development for some of the most prominent consumer brands in our global economy,” said Steve Barnhart, President and CEO of Orbitz Worldwide. “As Orbitz Worldwide continues to diversify our business and grow internationally, I look forward to benefiting from Bill’s advice and counsel.”
Mr. Cobb’s appointment fulfills Orbitz Worldwide’s obligation under the rules of the New York Stock Exchange to appoint a third independent director to the company’s audit committee.
Mr. Cobb serves on the advisory board of the Kellogg School of Management at Northwestern University and is also a member of the board of directors for the non-profit Bay Harbor Foundation.
Mr. Cobb holds a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

[1]	In 1997, PepsiCo spun off its Tricon Global Restaurant division. The businesses comprising this division were renamed YUM! Brands after the spin-off.

About Orbitz Worldwide
Orbitz Worldwide (NYSE: OWW) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns and operates a portfolio of consumer brands that includes Orbitz (http://www.orbitz.com), CheapTickets (http://www.cheaptickets.com), ebookers (http://www.ebookers.com), HotelClub (http://www.hotelclub.com), RatesToGo (http://www.ratestogo.com), the Away Network (http://www.away.com), and corporate travel brand Orbitz for Business (http://www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit http://corp.orbitz.com/.
Media contact:
Brian Hoyt
Orbitz Worldwide
312-894-6890
bhoyt@orbitz.com
Investor contact:
Shannon Burns
Orbitz Worldwide
312-260-2550
shannon.burns@orbitz.com